Exhibit 99.1
Nash Finch Company
Unaudited Pro Forma Combined Statement of Income for the Forty Weeks ended October 8, 2005
Introduction to Pro Forma Combined Statement of Income
     The following unaudited pro forma combined statement of income is based on the historical financial statements of Nash-Finch Company (“Nash Finch”) and of the Lima, Ohio and Westville, Indiana Wholesale Distribution Divisions and the Van Wert, Ohio and Ironton, Ohio Retail Stores of Roundy’s Supermarkets, Inc. (“the Business”) after giving effect to the acquisition by Nash Finch of substantially all of the assets of the Business, certain financing transactions described below, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined statement of income. On March 31, 2005, Nash Finch completed the purchase from Roundy’s of substantially all of the assets relating to the Business. The cash purchase price for the transaction was $225.7 million, subject to adjustment based upon changes in the net assets of the Business acquired through the closing date. Nash Finch financed the acquisition by using cash on hand, borrowings under its senior secured credit facility, and proceeds from the private placement of senior subordinated convertible notes due 2035, the borrowings and sale of notes referred to as the “financing transactions.”
     The unaudited pro forma combined statement of income should be read in conjunction with the audited historical financial statements of Nash Finch found in its Annual Report on Form 10-K for the fiscal year ended January 1, 2005, and the audited combined financial statements of the Business found in Exhibit 99.1 of the Nash Finch Form 8-K/A filed June 16, 2005.
     The unaudited pro forma combined statement of income for the forty weeks ended October 8, 2005 combines the unaudited consolidated statement of operations of Nash Finch with the unaudited combined statement of income of the Business, with pro forma adjustments as if the acquisition and financing transactions had occurred on January 2, 2005.
     The unaudited pro forma combined statement of income presented is for informational purposes only and does not purport to represent what Nash Finch’s results of operations would have been for the period presented had the acquisition and the financing transactions in fact occurred on such date, or to project Nash Finch’s results of operations for any future date or period. The unaudited pro forma combined statement of income does not reflect any operating efficiencies and cost savings that Nash Finch may achieve in combining the Business with Nash Finch’s operations. For purposes of preparing Nash Finch’s consolidated financial statements subsequent to the acquisition, Nash Finch will establish a new basis for the assets and liabilities of the Business based upon the fair values thereof and Nash Finch’s purchase price, including the costs of the acquisition. A final determination of the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values has not yet been completed. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined statement of income are preliminary and have been made solely for purposes of developing such unaudited pro forma combined statement of income. As a result, the actual results of operations may differ from the pro forma amounts reflected herein.

NASH FINCH COMPANY
Pro Forma Combined Statement of Income
Forty Weeks ended October 8, 2005
(in thousands, except per share amounts)

			Pro Forma		Pro Forma
	Nash Finch	The Business	Adjustments		Combined

Sales	$3,432,271	204,895	—		3,637,166

Cost and expenses:
Cost of sales	3,105,580	183,536	4,018	(a)	3,293,134
Selling, general and administrative	230,456	15,243	(5,077	)(b)	240,622
Special charge	(1,296)	—	—		(1,296)
Depreciation and amortization	33,345	1,099	1,172	(c)	35,616
Interest expense, net	18,684	877	1,074	(d)	20,635

Total cost and expense	3,386,769	200,755	1,187		3,588,711

Earnings before income taxes	45,502	4,140	(1,187)		48,455

Income tax expense (benefit)	17,746	1,555	(505	)(e)	18,796

Net earnings	$27,756	2,585	(682)		29,659

Basic earnings per common share:
Net earnings	$2.16	—	—		2.31
Weighted average common shares outstanding	12,836	—	—		12,836

Diluted earnings per common share:
Net earnings	$2.12	—	—		2.26
Weighted average common shares outstanding	13,117	—	—		13,117
See accompanying notes to unaudited pro forma combined statement of income

Nash Finch Company
Notes to Pro Forma Combined Statement of Income
(Unaudited)
Note 1 — Basis of Presentation
     On March 31, 2005, Nash Finch completed the purchase of substantially all of the assets of the Business, which refers to the Lima, Ohio and Westville, Indiana Wholesale Distribution Divisions and the Van Wert, Ohio and Ironton, Ohio Retail Stores of Roundy’s Supermarkets, Inc. Nash Finch also assumed certain trade payables and accrued expenses associated with the assets being acquired, but did not assume any indebtedness in connection with the acquisition. Nash Finch financed the acquisition by using cash on hand, borrowings under its senior secured credit facility, and proceeds from the private placement of senior subordinated convertible notes due 2035, the borrowings and the sale of notes referred to as the “financing transactions.”
     The unaudited pro forma combined statement of income for the forty weeks ended October 8, 2005 combines the unaudited consolidated statement of operations of Nash Finch with the unaudited combined statement of income of the Business, with pro forma adjustments as if the acquisition and financing transactions had occurred on January 2, 2005.
     The accompanying unaudited pro forma combined statement of income has been prepared for illustrative purposes only and does not purport to represent what Nash Finch’s results of operations would have been for the period presented had the acquisition and the financing transactions in fact occurred on such date, or to project Nash Finch’s results of operations for any future date or period.
Note 2 — Unaudited Pro Forma Adjustments to Combined Statement of Income
(a)	Reflects the reclassification of $4.0 million in shipping and handling costs of the Business from selling, general and administrative expense to cost of goods sold in order to conform to the classification used by Nash Finch.

(b)	Represents the following adjustments to selling, general and administrative expense (in thousands):

Elimination of pension expenses allocated to the Business by Roundy’s for a pension plan not assumed by Nash Finch	$304
Elimination of depreciation expense included in shipping and handling charges allocated to the Business by Roundy’s	755
Reclassification of shipping & handling costs	4,018

Pro forma adjustment to selling, general and administrative expense	$5,077

(c)	The depreciation and amortization adjustment summarized in the table below represents a net increase in depreciation expense due to the increased value of fixed assets and a net increase in amortization expense based on an increased value of customer contracts and relationships. Property and equipment is depreciated over the remaining useful life of the asset, or when applicable, the term of the lease, whichever is shorter. Intangible assets are amortized over useful lives of up to 20 years. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the unaudited pro forma combined statement of income does not include goodwill amortization (in thousands):

Change in depreciation expense	$242
Change in amortization expense	930

Pro forma adjustment to depreciation and amortization expense	$1,172

(d)	Additional interest expense resulting from the following financing transactions related to the purchase of the Business (in thousands):

Borrowings under senior secured credit facility	$792
Senior subordinated convertible notes due 2035	1,018
Deferred financing cost amortization	141
Eliminate interest allocated by Roundy’s to the Business	(877)

Pro forma adjustment to interest expense	$1,074

     The acquisition was financed primarily through the issuance by Nash Finch of $150.1 million in aggregate issue price (or $322 million in principal amount due at maturity) of senior subordinated convertible notes due 2035, and $70 million in borrowings under Nash Finch’s senior secured credit facility. The notes were issued in a Rule 144A private placement on March 15, 2005.
     Cash interest at the rate of 3.5% per year is payable semi-annually on the issue price of the notes until March 15, 2013. Borrowings to finance the acquisition under the senior secured credit facility bear interest at the Eurodollar rate plus a margin spread that is dependent on Nash Finch’s total leverage ratio. Eurodollar rate borrowings to finance the acquisition have to date had effective interest rates ranging between 4.5% and 4.9 % per year. For purposes of the pro forma adjustments to interest expense, an annual interest rate of 4.9% has been utilized.
(e)	Represents the net adjustment to calculate the pro forma tax expense of Nash Finch. The pro forma tax effect on the adjustments made to the Business was calculated based on the Business effective rate. The tax expense of the subsequent pro forma adjustments was calculated at the effective income tax rate of Nash Finch.

Note 3 — Unaudited Pro Forma Combined Earnings Per Common Share
     Pro forma combined basic and diluted earnings per common share are computed by dividing (i) pro forma combined net earnings by (ii) basic and diluted shares outstanding, respectively, as of October 8, 2005.
     The issuance of senior subordinated convertible notes to finance the acquisition did not have a dilutive effect on pro forma combined earnings per share since the market price of Nash Finch common stock at October 8, 2005 was below the conversion price of the notes.